PURCHASE AGREEMENT

FOR

GARAGE UNIT

MCP SO STRATEGIC, 56, L.P., Seller

With

AMERICAN REALTY CAPITAL III, LLC, Purchaser

Centurion Condominium
33 West 56th Street
New York, New York 10019

TABLE OF CONTENTS
TO
PURCHASE AGREEMENT
1.	AGREEMENT TO PURCHASE	4
2.	PAYMENT FOR UNIT	5
3.	INSPECTION PERIOD; RECEIPT OF DOCUMENTS AND INCORPORATION OF PLAN	5
4.	NO MORTGAGE CONTINGENCY	7
5.	MONIES TO BE HELD IN TRUST	7
6.	CONDOMINIUM DOCUMENTS	9
7.	CLOSING OF TITLE	9
8.	TITLE INSURANCE	11
9.	SELLER‘S RIGHT TO MAKE CHANGES	12
10.	INTENTIONALLY OMITTED	12
11.	EXPENSES OF CLOSING AND CLOSING ADJUSTMENTS	12
12.	PURCHASER‘S LIEN	13
13.	PURCHASER‘S DEFAULT	13
14.	INTENTIONALLY DELETED	14
15.	NO SURVIVAL	14
16.	RETURN OF DOWN PAYMENTS	14
17.	ASSIGNMENT AND ASSUMPTION OF SPACE LEASE	14
18.	THE UNIT	15
19.	AGREEMENT SHALL NOT BE RECORDED	15
20.	PRIORITY OF MORTGAGE LIEN	15
21.	RISK OF LOSS	16
22.	BROKER	16
23.	AGREEMENT SUBJECT TO PLAN BECOMING EFFECTIVE	16
24.	INTENTIONALLY DELETED	16
25.	POWER OF ATTORNEY TO BOARD OF MANAGERS	16
26.	FURTHER ACTS	17
27.	NO ASSIGNMENT OF AGREEMENT	17
28.	SUCCESSORS AND ASSIGNS	17
29.	NO REPRESENTATIONS	17
30.	COSTS OF ENFORCING AND DEFENDING AGREEMENT	18
31.	NOTICES	18
32.	WARRANTIES	18
33.	EQUIPMENT AND FURNISHINGS	18
34.	ACCEPTANCE OF CONDITION OF THE UNIT	19
35.	ATTORNEYS	19
36.	DEFINITIONS	19
37.	CERTAIN REFERENCES	19

38.	AMENDMENT OF PURCHASE AGREEMENT	20
39.	GOVERNING LAW AND WAIVER	20
40.	PLAN GOVERNS	20
41.	SEVERABILITY	20
42.	STRICT COMPLIANCE	21
43.	WAIVER OF JURY TRIAL	21
44.	ENTIRE AGREEMENT	21
45.	CAPTIONS A RULES OF CONSTRUCTION	21
46.	COUNTERPARTS	21
47.	BINDING EFFECT	21

PURCHASE AGREEMENT

THE CENTURION

Date ; Purchaser(s) Name: Address: City/State/Zip Code: Garage Unit	June 8, 2011 American Realty Capital III, LLC 405 Park Ave., 15th Floor New York, NY 10022	Total Common Interest: 1,488%

A.	Purchase Price	$5,400,000.00
B.	Down Payment (5%)	$270,000.00
C.	Balance Due at Closing	$5,130,000.00
D.	Working Capital Deposit	$4,991.64
E.	Additional Work	N/A

Brokers:	Titan Realty Group LLC
New York Residence Inc.	______________________
1501 Broadway	New York, NY ___________
New York, New York 10036	June 30, 2011, TIME BEING OF THE
Closing Date (see Paragraph 7):	ESSENCE

WHEREAS, MCP SO Strategic 56, L.P., a Delaware limited partnership, having an address at c/o Bayrock Group, LLC, 160 Varick Street, 2nd Floor, New York, New York 10013, (the “Seller“ or “Sponsor“) has prepared and filed a Condominium Plan and desires to offer for sale, pursuant to Article 9-B of the Real Property Law of the State of New York, the aforementioned Units) to be situated on the Land owned by the Seller at 33 West 56th Street, New York, New York 10019 (the “Property“), and Purchaser desires to purchase the Unit(s) therein; and

NOW, THEREFORE, the Seller and Purchaser mutually agree as follows:

1.	AGREEMENT TO PURCHASE.

Purchaser agrees to purchase and Seller agrees to sell the Garage Unit (the “Unit“) in The Centurion Condominium, together with the undivided interest in the Common Elements appurtenant thereto. The Unit is depicted in the Offering Plan (the “Plan“) which Purchaser has reviewed. The Purchase Price and the percentage of undivided interest in the Common Elements appurtenant thereto are shown on the first page of this Agreement and the Plan.

2.	PAYMENT FOR UNIT.

a.            Purchaser shall make the down payment (“Down Payment“) shown on the first page of this Agreement in immediately available funds by wire transfer to the “Escrow Agent“, as that term is hereinafter defined as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

In the event that Purchaser fails to pay the Down Payment on or before the date that is not more than three (3) business days after the date of this Purchase Agreement, TIME BEING OF THE ESSENCE THEREFORE, then this Purchase Agreement shall automatically be deemed void and of no further force and effect as if the same had never been executed.

b. The Balance Due at Closing shall be shall be paid by wire transfer of immediately available funds to Escrow Agent, at the time of Closing, or as otherwise agreed to between Purchaser and Seller, Purchaser‘s payment of the Balance Due and acceptance of a deed to the Unit shall constitute Purchaser‘s acknowledgment that Seller has satisfactorily performed those obligations stated in the Plan and in this Agreement to be performed by Sponsor at or prior to Closing.

c.           In addition to the Balance Due at Closing and any other requirements contained herein, including adjustments, Purchaser shall pay to Seller, as agent of the Board of Managers of the Condominium, at or before the Closing, the sum set forth on the first page of this Agreement, representing Purchaser‘s proportionate share of the Condominium‘s working capital.

d.           Purchaser shall also submit an executed “Request for Taxpayer Identification Number and Certification“ known as the “W-9 Form“ (or, if applicable, “Certificate of Foreign Status“, known as the “W-8 Form“) (see Rider 2), along with the Down Payment. If the W-9 (or W-8) Form is not submitted with the Purchase Agreement, the Sponsor or Escrow Agent may return the Down Payment.

3.	INSPECTION PERIOD; RECEIPT OF DOCUMENTS AND INCORPORATION OF PLAN.

3.1             Inspection Period, Purchaser will have a period beginning on the day this Agreement is fully executed and ending on the date that is twenty one (21) days following the date hereof (the “Inspection Period“) to perform physical and title inspections and other due diligence and to decide, in Purchaser‘s sole discretion, whether the Unit is satisfactory. Purchaser‘s due diligence may include without limitation (a) all investigations relating to the physical characteristics of the Unit and Property including, without limitation, all engineering, structural and environmental inspections and assessments, (b) interview with the Space Tenant provided a principal of Seller is present at such interview, and (c) reviews of all of the files relating to the Unit All due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser shall be paid by Purchaser, which payment obligation shall survive the Closing or sooner termination of this Agreement, During the Inspection Period, Seller shall reasonably cooperate (at no cost to Seller) with Purchaser in its inspection of the Unit and Property by making the Condominium‘s managing agent, and employees of Seller responsible for managing Seller‘s units at the Condominium, reasonably available to Purchaser,

3.2           During the Inspection Period, Seller, upon written notice, will provide Purchaser or its designated representatives» at reasonable times and subject to the rights of the Space Tenant, access to the Property to conduct, at Purchaser‘s sole cost and expense, its due diligence with respect to the Unit and the Property; provided, however, that Purchaser (i) shall indemnify, defend and hold Seller harmless from and against all costs, expenses, losses, claims, damages and/or liabilities arising from Purchaser‘s inspection; (ii) shall promptly repair any damage resulting from any such inspections; (iii) shall fully comply with all laws, ordinances, rules and regulations in connection with such inspections; (iv) shall permit a representative of Seller to accompany Purchaser on any interviews with the Space Tenant and shall not interfere with the Space Tenant‘s right to the use, occupancy and operation of its premises; (v) shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Unit and shall, at its sole cost and expense, promptly discharge of record any such liens or encumbrances that are so filed or recorded; (vi) shall not permit any borings, drillings, samplings or invasive testing to be done on or at the Unit without the prior written consent of Seller; (vii) shall, promptly following receipt thereof, provide Seller with copies of inspection reports and studies prepared by third parties in connection with Purchaser‘s inspection and due diligence; (viii) shall, and shall require all consultants and third-party designated representatives to, obtain and maintain, with an insurance company or insurance companies reasonably satisfactory to Seller, a policy of commercial general public liability insurance, with a broad form contractual liability endorsement covering Purchaser‘s indemnification obligations hereunder, and with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, insuring Seller and its affiliates as additional insureds (certificates of which shall be given to Seller prior to the first entry by Purchaser on the Unit and the Property), all of which insurance shall be written on an “occurrence form“. The obligations and liabilities of Purchaser under this paragraph shall survive the Closing or sooner termination of this Agreement.

3.3         On or before the expiration of the Inspection Period, Purchaser, in its sole and absolute discretion, will have the right to terminate this Agreement by giving written notice of termination to Seller and Escrow Agent. In the event Purchaser timely exercises its right to terminate this Agreement pursuant to this Section 3,3 or pursuant to any other Section of this Agreement that refers to this Section 3.3: (a) Purchaser shall receive an immediate full refund of the Down Payment and all accrued interest, without the necessity of Seller‘s approval or consent and (b) except for obligations in this Agreement that expressly survive termination, neither party shall have any further rights against the other.

3.4          Purchaser acknowledges that prior to the expiration of the Inspection Period it will have had a full opportunity to examine all documents and investigate all statements contained herein and in the Plan and all amendments thereto for at least three (3) full business days prior to the execution of this Agreement. The Purchaser agrees to be bound by the Plan (including, without limitation, the Declaration, By-Laws, Rules and Regulations and other documents made part of Part II of the Offering Plan and the Schedules, Plans and Exhibits attached thereto) and any additions and amendments thereto, all of which are incorporated by reference and made a part of this Agreement with the same force and effect as if set forth in full in this Agreement.

4.	NO MORTGAGE CONTINGENCY.

The terms and conditions of this Agreement and Purchaser‘s obligations hereunder shall not be conditioned upon the issuance to Purchaser of a commitment for mortgage financing. In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and if Purchaser is unable to pay the Balance due at Closing or the Adjourned Time of the Essence Closing Date as defined herein, then Seller shall be entitled to, as its sole and exclusive remedy to declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Down Payment as liquidated damages and this Agreement will be deemed terminated.

5.	MONIES TO BE HELD IN TRUST.

“THE PURCHASER OF THIS UNIT MAY REQUIRE SELLER TO DEPOSIT THE INITIAL ADVANCE MADE BY THE PURCHASER IN AN ESCROW ACCOUNT.

a.          The above statement is made in accordance with the provisions of Section 71- a(3)(e) of the Lien Law of the State of New York, which applies to a contract of sale of a Garage Unit.

b.          All deposits, downpayments, or advances made by Purchaser prior to Closing, whether received before or after the date of consummation of the Plan, will be placed, within three (3) business days after the agreement is signed by all necessary parties, in a segregated special escrow account of Chicago Title Insurance Company (the “Escrow Agent“), whose address is Suite 1325, 1515 Market Street, Philadelphia, PA 19102-1930, Attention: Edwin G, Ditlow, Telephone: 215-875-4184; Telecopy: 215-732-1203; E-Mail: ditlowE@ctt.com.

c.          The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Commitment and Title Policy, (y) preparation of the closing statement, and (z) collections and disbursement of the funds.

d.          The account will be interest-bearing and, unless the Purchaser defaults, interest will be credited to the Purchaser at Closing.

e.          All escrow deposit funds will be held or secured, as the case may be, in accordance with Section 71-a(3) of the Lien Law and with the escrow and trust fund requirements of Sections 352-e(2-b) and 352-h of the General Business Law and the Attorney General‘s regulations promulgated pursuant thereto (see Exhibit 8(b) of the Plan). Purchaser shall not be obligated to pay any legal or other expense of the Seller in connection with the establishment, maintenance or defense of obligations arising from the handling or disposition of trust funds.

f.             Subject to the foregoing, all sums paid on account of this Agreement, and the reasonable expense of examination of title to the Unit are hereby made liens on the Unit, but such liens shall not continue after default by Purchaser under this Agreement.

g.           If Escrow Agent receives a written request signed by Purchaser or Seller (the “Noticing Party“), other than a request by Purchaser pursuant to Section 3.3 above, stating that this Agreement has been canceled or terminated and that the Noticing Party is entitled to the Down Payment, or that the other party hereto (the “Non-Noticing Party“) has defaulted in the performance of its obligations hereunder, Escrow Agent shall send a copy of such request to the Non-Noticing Party. The Non-Noticing Party shall have the right to object to such request for the Down Payment by written notice of objection delivered to and received by Escrow Agent ten (10) days (excluding Saturdays, Sundays and State of New York and Federal holidays) after the date of Escrow Agent‘s sending of such copy to the Non-Noticing Party, but not thereafter. If Escrow Agent shall not have so received a written notice of objection from the Non-Noticing Party, Escrow Agent shall deliver the Down Payment, together with the interest earned thereon, to the Noticing Party, If Escrow Agent shall have received a written notice of objection within the time herein prescribed, Escrow Agent shall refuse to comply with any requests or demands on it and shall continue to hold the Down Payment, together with any interest earned thereon, until Escrow Agent receives either (a) a written notice signed by both Seller and Purchaser stating who is entitled to the Down Payment (and interest) or (b) a final order of a court of competent jurisdiction directing disbursement of the Down Payment (and interest) in a specific manner, in either of which events Escrow Agent shall then disburse the Down Payment, together with the interest earned thereon, in accordance with such notice or order. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such requests or demands.

h.            Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time period set forth herein. All mailings and notices from Escrow Agent to Seller and/or Purchaser, or from Seller and/or Purchaser to Escrow Agent, provided for in this Section shall be sent in the manner and addressed to the party to receive such notice at its notice addresses set forth in Section 31 herein (with copies to be similarly sent to the additional persons therein indicated).

i.            Notwithstanding the foregoing, if Escrow Agent shall have received a written notice of objection within the time therein prescribed, or shall have received at any time before actual disbursement of the Down Payment a written notice signed by either Seller or Purchaser disputing entitlement to the Down Payment or shall otherwise believe in good faith at any time that a disagreement or dispute has arisen between the parties hereto over entitlement to the Down Payment (whether or not litigation has been instituted), Escrow Agent shall have the right, upon written notice to both Seller and Purchaser, (a) to deposit the Down Payment, together with the interest earned thereon with the Clerk of the Court in which any litigation is pending and/or (b) to take such reasonable affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the depositing of the Down Payment, together with the interest earned thereon, with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party, and thereupon Escrow Agent shall be released of and from all liability hereunder except for any previous gross negligence or willful misconduct.

j.            Escrow Agent is acting hereunder without charge in its capacity as Escrow Agent, as an accommodation to Purchaser and Seller, it being understood and agreed that Escrow Agent shall not be liable for any error in judgment or any act done or omitted by it in good faith or pursuant to court order, or for any mistake of fact or law. Escrow Agent shall not incur any liability in acting upon any document or instrument believed thereby to be genuine. Escrow Agent is hereby released and exculpated from all liability hereunder, except only for willful misconduct or gross negligence. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party has been authorized to do so. Escrow Agent shall not be liable for, and Purchaser and Seller hereby jointly and severally agree to indemnify Escrow Agent against, any loss, liability or expense, including reasonable attorney‘s fees (either paid to retained attorneys or, representing the fair value of legal services rendered by Escrow Agent to itself), arising out of any dispute under this Agreement, including the cost and expense of defending itself against any claim arising hereunder.

6.	CONDOMINIUM DOCUMENTS.

Purchaser hereby acknowledges that the Plan has been declared effective and that the First Unit Closing has occurred. The Declaration and By-Laws, as amended, have been recorded by Seller in the Office of the City Register, New York County, together with the plans theretofore filed or being filed simultaneously with which fully and fairly depict the layout, location, Unit designation and approximate dimensions of the Units as built. Purchaser hereby accepts and approves the Condominium Documents and agrees to abide and be bound by the terms and conditions thereof.

7.	CLOSING OF TITLE.

a.          The Escrow Agent shall act as closing or settlement agent and the Closing of title shall be held at the Escrow Agents Manhattan offices upon notice delivered to Seller no later than June 28, 2011, Purchaser shall be entitled to a one time five (5) day adjournment of the Time of the Essence Closing Date to July 5, 2011. TIME BEING OF THE ESSENCE THEREFORE (the “Adjourned Time of the Essence Closing Date“) provided Purchaser increases the Down Payment held by the Escrow Agent by an additional $125,000.00 (the “Additional Deposit“). Collectively, the Down Payment and the Additional Deposit shall be refereed to as the Down Payment on June 30, 2011 (the “Closing Date“), TIME BEING OF THE ESSENCE WITH REGARD TO PURCHASER‘S OBLIGATION TO CLOSE BY SAID DATE (the “Time of the Essence Closing Date“).

b.          At the Closing, Seller shall deliver to Purchaser or Escrow Agent a bargain and sale deed with covenants against grantor‘s acts, transferring ownership of the Unit and the undivided interest in the Common Elements appurtenant thereto to Purchaser. This deed, which is to be in the form contained in the Plan, will be executed and acknowledged by Seller and Purchaser in form for recording. It will provide Purchaser with good and marketable, fee simple title to the Unit, free and clear of all liens and encumbrances other than the Permitted Exception as set forth in Section 16 of the Plan, entitled “Terms of Sale“, as amended, and/or in the Declaration of Condominium.

c.            Seller shall also deliver to Purchaser or Escrow Agent an affidavit that it is not a “foreign person“ as required under the Internal Revenue Code of 1986, as amended (the “Code“), and Seller and Purchaser shall each execute, acknowledge and deliver to the other party such instruments as may be reasonably required to comply with Section 1445 of the Code, or any successor provision or any regulations promulgated thereunder, insofar as the same requires reporting of information in respect of real estate transactions.

d.            At the closing of title, Seller shall deliver to Purchaser or Escrow Agent an original copy of the agreement of lease dated as of ____, 2008 between Seller as Landlord, and Regal Car Park, LLC, as Tenant (the “Space Lease“), including any amendments, guaranties, and any other documents which pertain to the Space Lease, to the extent same are in Seller‘s possession, as well as a signed notice to Regal Car Park, LLC (the “Space Tenant“) advising it of the sale of the Unit and directing Space Tenant where to send all future rent and notices

Purchaser shall pay twenty (20%) percent of all New York State and New York City transfer taxes due in connection with this transaction and Seller shall pay eighty (80%) percent of all such transfer taxes due, In addition, Purchaser shall pay any financing costs incurred or charged by Purchaser‘s lender, title charges and insurance premiums, and closing costs, escrows and expenses set forth in Section 18 of the Plan except as otherwise provided herein. At the Closing, Purchaser and Seller shall execute and deliver a New York City Real Property Transfer Tax Return, New York State Form TP-584, (Combined Real Estate Transfer ‘fax Return and Credit Line Mortgage Certificate), the New York State Real Property Transfer Report, affidavit of non-multiple dwelling, and any other documents required by the government and prepared by the Seller. Real estate taxes and assessments, Common Charges and accrued rent and other charges paid pursuant to the Space Lease for the period past Closing will be adjusted as of the Closing. Any errors or omissions in computing adjustments at the Closing shall be corrected post closing. This provision shall survive delivery of the deed. To the extent that Seller receives any rents under the Space Lease after the Closing, the same shall be applied in the following order of priority:(i) First, to the calendar month in which the Closing occurred;(ii) Second, to any calendar month or months following the calendar month in which the Closing occurred until the Space Tenant, under the Space Lease, is current on rents and charges; and

(iii)           Third, to any calendar month or months preceding the calendar month in which the Closing occurred.

e.          At the Closing, Seller shall deliver to Purchaser or the Escrow Agent, an original estoppel certificate signed by the Space Tenant substantially in the form annexed hereto as Exhibit A.

f.          At the Closing, Seller shall deliver to Purchaser or the Escrow Agent, a statement from the Board of Managers that there are no unpaid common charges.

g.          At the same time the deed is delivered to the Purchaser, the Purchaser will sign and deliver any other documents required by the Seller in order to comply with the conditions set forth in the Plan. (See also Paragraph 25).

h. An assignment and assumption of the Space Lease as provided in Paragraph 17 herein,

8.	TITLE INSURANCE.

a.           Purchaser shall order, at Purchaser‘s expense, a commitment for title insurance from Escrow Agent. All matters shown in the Title Commitment and all permitted exceptions as defined in the Plan and Declaration, as amended, with respect to which Purchaser fails to object prior to the expiration of the Inspection Period shall be deemed “Permitted Exceptions“. However, Permitted Exceptions shall not include any mechanic‘s lien or any monetary lien, or any deeds of trust, mortgage, or other loan documents secured by the Property, (collectively, “Liens“). Seller shall be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent). Seller shall have no obligation to cure any Permitted Exception or any other title matter objected to by Purchaser in accordance with the terms of this Agreement provided Seller notifies Purchaser of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Purchaser‘s objections. In the event that Seller refuses to remove or cure any such objections, Purchaser shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller‘s notice, upon which termination the Down Payment shall be returned to Purchaser and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein. The title insurance procured by Purchaser is to be effective as of the Closing Date, insuring (subject to the standard general exceptions typically set forth in such title insurance company‘s standard form of title policy), that the Condominium has been validly created and agreeing to insure Purchaser‘s good and insurable fee title in and to the Unit, free and clear of all liens and encumbrances, except the liens of the first mortgage, if any, applied for by Purchaser herein and except tor the Permitted Exceptions. The delivery of a title insurance binder, redated to the Closing Date, and the subsequent delivery of the title insurance policy to Purchaser as soon after the Closing as the same is issued by the title insurance company, shall be conclusive evidence of Seller‘s full compliance with its obligations to convey good and insurable title, subject to the terms and conditions in the Plan and this Agreement.

b.          The existence of unpaid taxes or liens of any kind at the time of Closing shall not constitute an objection to title, provided Seller shall deposit a sufficient amount with Purchaser‘s title insurance company, so that it shall be willing to insure against collection of same from the property herein described. I he parties agree that the Seller may pay and discharge any liens and encumbrances upon the property, not provided for in this Agreement, out of the monies to be paid by Purchaser at the time of the Closing.

c.          If any matter not revealed in the Title Commitment is discovered by Purchaser or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Purchaser shall have until the earlier of (i) ten (10) days after the Purchaser‘s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its objection to any such new title exception far. “Objection“), If Seller does not remove or cure such Objection prior to the date of Closing, Purchaser may terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser, Seller shall reimburse Purchaser for all out of pocket costs and expenses incurred hereunder and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.

9.	SELLER‘S RIGHT TO MAKE CHANGES.

Intentionally omitted

10.	SPACE LEASE.

Sponsor represents and warrants to the best of its knowledge as follows;

(i)             Sponsor has received no written notice of any litigation, proceeding or claim pending against or relating to the Unit or the Space Lease.

(ii)             There are no leases with Sponsor affecting the Unit other than the Space Lease, which lease is in full force and effect. With respect to the Lease: (A) Sponsor has delivered a true and complete copy of the Space Lease and Guaranty to Purchaser; (B) the Space Lease is in full force and effect and to Seller‘s knowledge there is no default (hereunder; (C) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Space Lease or any extension or renewal thereof; (D) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (E) the total scheduled annual fixed rent (the “Annual Net Rent“) for the term of the Space Lease commencing on July 17, 2011 will be $345,050.00 per annum with three percent (3,0%) increases every two (2) years as per the rent schedule annexed hereto as Exhibit C.

(iii)             Space Tenant is not entitled to any rebate, concession, offset, reduction, purchase option or free rents except as stated in its Space Lease.

(iv)              Space Tenant shall be in possession of the premises demised under the Space Lease, open for business to the public and paying full and unabated rent under the Space Lease and, unless otherwise permitted pursuant to the terms of the Space Lease, Space Tenant shall not have assigned or sublet the Property.

The foregoing representations shall not survive the Closing.

11.	MORTGAGE RECORDING TAX CREDIT.

The Plan provides that, in the event a mortgage recording tax credit becomes available pursuant to Section 339-ee(2) of the Condominium Act, and if Purchaser obtains mortgage financing in connection with the transaction, Seller shall waive the right to reimbursement by-Purchaser to the extent of any mortgage recording tax credit that is allowed. Seller hereby agrees to waive the right to reimbursement that applies hereto.

12.            PURCHASER‘S LIEN.

Subject to the provisions of Paragraph 5, all sums paid on account of this Agreement, and the reasonable expense of examination of the title are hereby made liens on the Unit, but such liens shall not continue after default by the Purchaser under this Agreement,

13.            DEFAULT

A.           PURCHASER‘S DEFAULT.

Seller may cancel this Agreement if Purchaser fails to pay any portion of the Purchase Price or the Working Capital deposit when due, fails to close title on the Closing Date specified by Seller pursuant to Paragraph 7 or willfully or intentionally fails to perform any of Purchaser‘s other obligations under this Agreement.

Seller shall send notice to Purchaser of Sellers intention to cancel this Agreement if such default is not cured within 10 days. Time is of the essence to cure such default within said ten (10) day period. If Purchaser shall fail to cure such default during the 10 day period, Seller may, at its option, cancel this Agreement by sending notice of cancellation to Purchaser. In this event, Seller shall notify Escrow Agent that title has not closed because of Purchasers default and that Seller has elected to cancel this Agreement, The Escrow Agent will then pay over to Seller as liquidated damages an amount equal to the sum of the Down Payment made by Purchaser plus interest earned on the Down Payment as provided for hereinabove (the “Liquidated Sum“). The Liquidated Sum will be paid out of the escrow account, and once paid, Purchaser and Seller will be relieved of any further liabilities or obligations under this Agreement. Notwithstanding anything to the contrary herein, no such notice of default nor opportunity to cure shall be afforded Purchaser if Purchaser shall fail to close title on the Time of the Essence Closing Date.

B.           SELLER‘S DEFAULT

In the event of a default in the obligations herein taken by Seller, or in the event of the failure of a condition precedent set forth in this Agreement, with respect to the Property, Purchaser may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in. accordance with the terms and provisions hereof without reduction or abatement of the Purchase Price; (ii) terminate this Agreement by delivering written notice thereof to Seller of not less than ten (10) days and an opportunity to cure such unsatisfied condition within such ten (10) day period no later than Time of the Essence Closing Date or the Adjourned Time of the Essence Closing Date, as the case may be, upon which termination the Down Payment shall be refunded to Purchaser and in the event of a willful and intentional default by Seller, then Seller shall pay to Purchaser all of the out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, in an amount not to exceed $20,000.00 which return and payment shall operate to terminate this Agreement and release Seller and Purchaser from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller‘s obligations hereunder; or (iv) by notice to Seller given on or before the Closing Date, extend the Closing Date for a period of up to thirty (30) days (the “Closing Extension Period“), and the “Closing Date“ shall be moved to the last day of the Closing Extension Period. If Purchaser so extends the Closing Date, then Seller may, but shall not be obligated to, cause said conditions to be satisfied during the Closing Extension Period, If Seller does not cause said conditions to be satisfied during the Closing Extension Period, then Purchaser shall have the remedies set forth in Section 13(B)(i) through (iii) above except that the term “Closing“ shall read “Extended Closing“

C.           RIGHT TO SELL

If this Agreement shall be canceled by Seller pursuant to this Paragraph, Seller may sell the Unit to any third party and shall be under no obligation to account to Purchaser for any part of the proceeds of such sale. The attorneys for Seller may rely upon the truth and accuracy of the facts contained in Seller‘s notification and the authority of the person or persons executing the same. The provisions contained in this Agreement for the Liquidated Sum are bona fide provisions for such, and are not a penalty. The parties understand that Seller will sustain damages by reason of the withdrawal of the Unit from sale to the general public at a time other parties would be interested in purchasing the Unit, These damages will be substantial but will not be capable of determination with mathematical precision, and, therefore, the provisions for the Liquidated Sum have been incorporated into this Agreement as a provision beneficial to both parties, as a valid pre-estimate of the damages which will otherwise flow on account of any such default by Purchaser and termination of this Agreement on account thereof.

14.	INTENTIONALLY DELETED.

15.	NO SURVIVAL.

None of the terms of this Agreement, except as otherwise herein expressly provided, shall survive the delivery to and acceptance of the deed by Purchaser.

16.	RETURN OF DOWN PAYMENT.

Seller‘s liability for failure to complete and/or to deliver title for reasons beyond the Seller‘s control will be limited to the return of the monies deposited under this Agreement, together with the interest earned thereon, if any. Upon the return of said monies, this Agreement shall be null and void and Seller and Purchaser released from any and all liability hereunder. Except as provided in the Plan, Seller shall not be required to bring any action or proceeding or otherwise incur any cost or expense of any nature in excess of its obligations set forth in the Plan to render the title to the Unit or Property marketable or to cure any objection to title, but Purchaser may, subject to Section 13B herein, accept such title as Seller is able to give without reduction or abatement of the Purchase Price or any claim or right against the Seller for damages or otherwise.

17.	ASSIGNMENT AND ASSUMPTION OF SPACE LEASE.

A. Purchaser is acquiring the Unit subject to the Space Lease and Space Tenant‘s rights thereunder. At Closing, Purchaser shall execute and deliver to Sponsor an Assignment and Assumption of the Space Lease in form attached hereto as Exhibit B. Purchaser agrees to assume all of the obligations on the part of Sponsor under the Space Lease so assigned from and after the Closing Date and to indemnify and to hold Sponsor harmless from and against any and all claims, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys, fees) arising out of or in connection with such Space Lease on or after the Closing-Date. The provisions of this Paragraph 17A shall survive the Closing.

B.            Notwithstanding anything to the contrary contained herein, Purchaser agrees that the sale of the Garage Unit and the assignment of the Space Lease shall include an assignment of the parking passes held by Seller pursuant to Section 26.01 of the Space Lease except that Seller shall have the right to retain (2) two parking pass, at no additional charge, for as long as Seller still owns residential units at the Property at which time such parking passes shall be surrendered to the Purchaser and be of no further force and effect. The provisions of s Paragraph 17B shall survive the Closing.

18.	THE UNIT.

Purchaser agrees to use the Unit, as provided in the Plan and the Declaration and By-Laws.

19.	AGREEMENT SHALL NOT BE RECORDED.

Purchaser further agrees that this Agreement shall not be recorded, and any attempt to do so shall be a material default by Purchaser under this Agreement.

20.	PRIORITY OF MORTGAGE LIEN

a.          Except for the lien described in Paragraphs 5 and 12, no encumbrance shall arise against the Unit as a result of this Agreement or any monies deposited hereunder. In addition, this Agreement is and will be subject and subordinate to the lien of any mortgage(s) (including, but not limited to, any acquisition or building loan mortgage) heretofore or hereafter made and to any payments or expenses already made or incurred or which may hereafter be made or incurred, pursuant to the terms thereof, or incidental thereto, or to protect the security thereof, to the full extent thereof, without the execution of any further legal documents by Purchaser. This subordination applies to voluntary or involuntary advances whether or not they are made in accordance with the building loan schedule of payments or accelerated thereunder by virtue of Lender‘s right to make advances before they become due in accordance with the schedule of payments.

b.          Seller will, at its option, either satisfy such mortgage or obtain a release of the Unit from the lien of such mortgage(s) on or prior to the Closing Date. The existence of any mortgage or mortgages encumbering the Condominium, or portions thereof, other than the Unit and its Common Interests, shall not constitute an objection to title or excuse Purchaser from completing payment of the Purchase Price or performing all his other obligations under the Agreement. It will also not be the basis of any claim against or liability of Seller, provided that any such mortgage is subordinate to the Declaration or the Unit is released from the lien of such mortgage.

21.	RISK OF LOSS.

a.           The risk of loss or damage to the Unit by fire or any other casualty is assumed by Seller until the Closing at which time Purchaser shall assume the risk of loss. If there is a casualty, Seller does not have any obligation or liability to repair or restore the Unit. If Seller elects to repair or restore the Unit, this Agreement shall continue in full force and effect and Purchaser shall not have the right to reject title or receive a credit against or abatement in the Purchase Price. In such event, Seller shall have a reasonable period of time within which to complete the repair or restoration. Any proceeds received from insurance or in satisfaction of any claim or action in connection with such loss shall, subject to the right of the Board of Managers and the owners of other Units, if the Declaration has theretofore been recorded, belong entirely to Seller, and if such proceeds are paid to Purchaser, Purchaser shall promptly turn over the full amount to Seller, The provisions of the preceding sentence shall survive the Closing.

b.           If Seller notifies Purchaser that it does not elect to repair or restore the Unit or, if the Declaration has been previously recorded, such repairs or restoration are not made pursuant to the By-Laws, this Agreement shall be deemed canceled and of no further force and effect. In such event, Seller shall return to Purchaser all sums deposited hereunder and under the Plan (plus accrued interest, if any), whereupon the parties shall be released and discharged from all obligations and liability hereunder and under the Plan, except that if Purchaser is then in default hereunder (beyond the applicable grace period, if any) Seller shall retain all such sums, together with any interest earned thereon, as and for liquidated damages.

22.	BROKER.

Purchaser represents to Seller that Purchaser has dealt with no broker in connection with this transaction, except for the Broker(s) named on the first page of this Agreement. Seller agrees to pay the commission earned by New York Residence Inc. and Purchaser agrees to pay the commission earned by Titan Realty Group LLC pursuant to separate agreements. Each party agrees to indemnify and hold the other harmless from all claims, liabilities, damage and costs (including attorney‘s fees) arising from any breach of either respective representations or obligations under this Section 22. The provisions of this Paragraph shall survive the Closing.

23.	PLAN DECLARED EFFECTIVE.

Purchaser hereby acknowledges that the Plan has been declared effective and that the First Unit Closing has occurred.

24.	INTENTIONALLY OMITTED.

25.	POWER OF ATTORNEY TO BOARD OF MANAGERS.

At Closing of title, and delivery of the deed to the Unit, or sooner upon request of Seller, Purchaser shall execute, acknowledge and deliver to Seller a Power of Attorney substantially the form set forth in the Plan as Exhibit 2.

26.	FURTHER ACTS.

Purchaser agrees to execute, acknowledge and deliver to Seller all documents and to perform all further acts and take such other actions, in addition to the documents and actions specifically provided for herein and in the Plan, as may be reasonably required by Seller to carry out the provisions of this Agreement and the Plan and, to establish the Condominium and to conform to the provisions of all applicable Laws and regulations. This Paragraph shall survive the Closing.

27.	NO ASSIGNMENT OF AGREEMENT.

Purchaser represents and warrants that Purchaser is a duly formed limited liability company organized under the laws of the State of Delaware, Purchaser will not assign this Agreement or any of Purchaser‘s rights hereunder, without the prior written consent of Seller except a transfer of the membership interest in Purchaser shall be deemed an assignment hereunder requiring Seller‘s consent. Notwithstanding the foregoing Seller agrees and accepts that Purchaser is entering into this Agreement for and on behalf of a related special purpose entity titled ARC NYCTGRG001, LLC (“Approved Assignee“) and intends to assign Approved Assignee its rights hereunder prior to Closing. Any other purported assignment of this Agreement shall be null and void at the option of the Seller.

28.	SUCCESSORS AND ASSIGNS.

Except as expressly provided herein to the contrary, the provisions of this Agreement shall bind and inure to the benefit of each party‘s successors and permitted assigns, except for any required reimbursement of a Down Payment. This Agreement shall, however, bind and inure to the benefit of Seller, its successors and assigns.

29.	NO REPRESENTATIONS.

Purchaser acknowledges that the information relied upon in signing this Agreement is solely that contained in this Agreement and the Plan. Purchaser has not relied upon any architect‘s plans, sales plans, selling brochures, advertisements, representations, warranties, statements or estimates of any nature whatsoever, whether written or oral, whether made by Seller, any real estate broker or any Selling Agent or otherwise, including, but not limited to, any relating to the description or physical condition of the Unit, the Building or Condominium; the size or the dimensions of the Unit or the rooms therein contained or any other physical characteristics thereof, the services to be provided Unit Owners, the estimated Common Charges, real estate taxes and expenses allocable to the Unit or the right to any income tax deduction on account of any real estate taxes and/or mortgage interest paid by Purchaser. Purchaser also acknowledges that the sales office and/or a model apartment may be designed or decorated with items that are not included in the sale of the Unit. No Person has been authorized to make any representations on behalf of Seller, except as herein or in the Plan specifically set forth, and no oral representations shall be considered a part of this Agreement. Purchaser expressly agrees that he will not be relieved from his obligations hereunder by reason of any minor inaccuracy or error. If the layout or dimensions of the Unit or any part thereof or Common Elements or any part thereof as shown on the Floor Plans or working drawings are not accurate or correct, as compared to the description in the Plan, Seller will not be liable or responsible to Purchaser if such layout conforms substantially to the plans for the Unit and the site plan, and the square foot area of any room in the Unit is reduced by only a minor amount.

30.	COSTS OF ENFORCING AND DEFENDING AGREEMENT.

In the event that either party commences an action or proceeding to enforce their rights under this Agreement, than the prevailing party shall be entitled to recover its reasonable legal fees from the other party which are incurred in such action or proceeding.

31.	NOTICES.

Any notice, letter, consent, request or other communication to be given pursuant to this Agreement shall be hand delivered or sent by overnight mail or by postage prepaid by registered or certified mail, return receipt requested, to Purchaser at the address given above to the attention of Adam Schorsch, with a copy at the same address to the attention of: Jesse Galloway, Esq.; and to Seller at c/o Bayrock Group, LLC, 160 Varick Street, 2nd Floor, New York, New York 10013 attention: Julius Schwarz, Esq., with a copy given simultaneously to Seller‘s attorneys, Kurzman Eisenberg Corbin & Lever, LLP, 1 North Broadway, White Plains, New York 10601, Attn: Steven M, Goldman, Esq. and to the Escrow Agent at the address set forth in Section 5(b) or at such other address as either party may hereafter designate to the other in writing. The date of mailing or hand delivery shall be deemed to be the date of the giving of notice, except that the date of actual receipt shall be deemed to be the date of the giving of any notice of change of address. Any Notice either party receives from the other party‘s attorneys shall be deemed to be notice from such party.

32.	WARRANTIES.

SELLER MAKES NO HOUSING MERCHANT IMPLIED WARRANTY OR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR THE UNIT COVERED HEREBY AND ALL SUCH WARRANTIES ARE EXCLUDED.

Except as provided herein and in the Plan, the Seller shall not be liable to the Board of Managers or to the Purchaser for any matter as to which an assignable warranty, guaranty or bond has been assigned to such Board or to the Purchaser. The provisions of this Paragraph 32 shall survive the Closing,

33.	EQUIPMENT AND FURNISHINGS.

Seller will provide Purchaser only with the fixtures, equipment and hardware referred to in the Plan, which are included in the Purchase Price of the Unit.

34.	ACCEPTANCE OF CONDITION OF THE UNIT.

Purchaser acknowledges that Purchaser is purchasing the Unit in its “as is“ condition with all faults and has not relied upon any architect‘s plans, sales plans, selling brochures, advertisements, representations, warranties, statements or estimates of any nature whatsoever, whether written or oral, made by Sponsor, the Broker, any Selling Agent or otherwise, including, but not limited to, any relating to the description or physical condition of the Property, the Building or the Unit, or the size or the dimensions of the Unit or any other physical characteristics thereof, the services to be provided to Unit Owners, the estimated Common Charges allocable to the Unit, the estimated real estate taxes on the Unit, the right to any income tax deduction for any real estate taxes or mortgage interest paid by Purchaser, the right to any income lax credit with respect to the purchase of the Unit, or any other data, except as herein or in the Plan specifically represented. Purchaser has relied solely on his own judgment and investigation in deciding to enter into this Agreement and purchase the Unit. No person has been authorized to make any representations on behalf of Sponsor except as herein or in the Plan specifically set forth. No oral representations or statements shall be considered a part of this Agreement. Sponsor mates no representation or warranty as to the work, materials, appliances, equipment or fixtures in the Unit, the Common Elements or any other part of the Property other than as set forth herein or in the Plan. Except as otherwise set forth in the Plan, Purchaser agrees (a) to purchase the Unit, without offset or any claim against, or liability of, Sponsor, whether or not any layout or dimension of the Unit or any part thereof, or of the Common Elements, as shown on the Floor Plans is accurate or correct, and (b) that Purchaser shall not be relieved of any Purchaser‘s obligations hereunder by reason of any immaterial or insubstantial inaccuracy or error. The provisions of this Article 34 shall survive the closing of title.

35.	ATTORNEYS.

Purchaser understands that the attorney representing Seller or any Lender represents such parties only and not Purchaser. Purchaser acknowledges that he or she has been advised by Seller that it should retain independent counsel of Purchaser‘s selection.

36.	DEFINITIONS.

The term “Purchaser“ shall be read as “Purchasers“ if more than one person are purchasers, in which case their obligations shall be deemed joint and several. The terms used herein shall have the same meanings as ascribed thereto in the Plan. If two or more persons are named as Purchaser therein, any one of them is hereby made agent for the other in all matters of any and every kind or nature affecting the Unit or this Agreement.

A “business day“ is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government. Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.

37.	CERTAIN REFERENCES.

The use of the masculine gender in this Agreement shall be deemed to refer to the feminine (or neuter) gender whenever the context so requires. The terms “herein“, “hereof or “hereunder“ or similar terms used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used, unless the context otherwise requires.

38.	AMENDMENT OF PURCHASE AGREEMENT.

This Agreement may not be amended, altered or discharged, except by an agreement in writing signed by the party sought to be charged therewith or by his, her or its duly authorized agent.

39.	GOVERNING LAW; WAIVER AND JURISDICTION.

(A)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. This Agreement does not and may not contain, or be modified to contain, a provision waiving Purchaser‘s rights or abrogating Seller‘s obligations under the Offering Plan or under Article 23-A of the General Business Law. Any provision of any agreement, whether oral or in writing, by which Purchaser purports to waive or indemnify any obligation of the Escrow Agent holding trust funds is absolutely void. The provisions of the Attorney General‘s regulations concerning escrow/trust funds shall prevail over any conflicting or inconsistent provision in the Plan or in this Purchase Agreement.

(B)           Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in any Federal or State Court in the City of New York, County of New York, and each party hereto waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any suit, action or proceeding, and each party hereby irrevocably submits to the jurisdiction of any such Court in nay suit, action or proceeding.

(C)           Each party agrees that process may be served in any such suit, action or proceeding in any Federal or State Court in New York, New York, by mailing process to each party in the manner provided in Section 31 herein and service in such manner shall be deemed in every respect effective service of process in any such suit, action or proceeding in the State of New York. Nothing contained herein shall affect the right of any party to serve process in any other manner otherwise proceed against borrower in any other jurisdictions.

40.	PLAN GOVERNS.

In the event of any inconsistency or conflict between the provisions of this Agreement and those of the Plan, other than the provisions relating to closing costs, the provisions of the Plan will govern and be binding, except as to inconsistencies arising from changes to the Purchase Agreement negotiated between Sponsor and Purchaser. Purchaser hereby adopts, accepts and approves the Plan (including, without limitation, the Declaration, By-Laws and Rules and Regulations contained therein) and agrees to abide and be bound by the terms and conditions thereof, as well as all amendments to the Plan duly filed by Sponsor.

41.	SEVERABILITY.

If any provision of this Agreement or the Plan is invalid or unenforceable as against any Person or under certain circumstances, the remainder of this Agreement or the Plan and the applicability of such provisions to other Persons or circumstances shall not be affected thereby. Each provision of this Agreement or the Plan, except as otherwise provided, shall be valid and enforced to the fullest extent permitted by Law.

42.	STRICT COMPLIANCE.

Any failure by Seller to insist upon the strict performance by Purchaser of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions hereof, and Seller, notwithstanding any such failure shall have the right to insist upon the strict performance by Purchaser of any and all of the provisions of this Agreement to be performed by Purchaser.

43.	WAIVER OF JURY TRIAL.

Except as prohibited by Law, the parties expressly waive trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the relationship created thereby. With respect to any matter for which a jury trial cannot be waived, the parties agree not to assert any such claim as a counterclaim in, or move to consolidate such claim with, any action or proceeding in which a jury trial is waived. This provision shall survive the Closing or termination of this Agreement.

44.	ENTIRE AGREEMENT.

All prior understandings and agreements between or among the parties are merged in this Agreement. It completely expresses their full agreement. It has been entered into after full investigation, neither party relying upon any statement made by anyone that is not set forth in this Agreement.

45.	CAPTIONS & RULES OF CONSTRUCTION.

The captions in this Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Agreement or the intent of any provision hereof. There shall be no presumption against the draftsman of this Agreement.

46.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. Photocopies or electronic copies of such signed counterparts shall be deemed to be originals and may be used in lieu of the original for any purpose.

47.	BINDING EFFECT.

This Agreement will not be binding on Seller until a fully executed counterpart hereof, executed by the Seller has been furnished to Purchaser or Purchaser‘s attorney, If this Agreement is not accepted within 30 days by Seller‘s returning a fully executed counterpart, then this Agreement will be deemed rejected and canceled. The Down Payment paid pursuant to the terms hereof will be promptly returned to Purchaser without interest thereon.

[Signatures on Following Page]

The Seller and Purchaser have signed this Agreement on the day and year first above written.

SELLER:
MCP SO STRATEGIC 56, L.P.
By: MCP 56 LLC, General Partner
By: Bayrock Group, LLC, Manager

By:	[Illegible]
Name:
	Title:	Principal

PURCHASER:

AMERICAN REALTY CAPITAL III, LLC

By:	/s/ William M. Kahane	EID/SS Number:
Name: William M. Kahane
Title: President

Chicago Title Insurance Company, as Escrow Agent

By:
Name:
Title:

EXHIBIT A

TENANT ESTOPPEL CERTIFICATE
The undersigned, being the tenant under a certain Lease dated as of __________, 2008 (the “Lease“), between MCP SO Strategic 56, L.P. (“Landlord“) and Regal Car Park, LLC (the “Tenant“) demising the premises located at property known as the Garage Unit in The Centurion Condominium located at 33 West 56th Street, New York, New York (the “Premises“) does hereby certify that;

1.
The Lease is in full force and effect and is the valid and binding obligation of Tenant. The Lease constitutes the entire agreement between Tenant and the Landlord concerning the Premises and has not been assigned, amended, extended or modified in any manner nor have the Premises been sublet in whole or in part

2.	The term of the Lease commenced on ____________ and will expire on ________________.

3.
To the best of Tenant‘s knowledge, no uncured default, event of default, or breach by Landlord or Tenant currently exists under the Lease, nor does any state of facts exist which with the passage of time or giving of notice, or both, could constitute a default by Landlord under the Lease. Tenant has made no claim against Landlord alleging Landlord‘s default under the Lease. Tenant has no setoffs, credits, claims or defenses to Tenant‘s obligation to pay rent or other charges to be paid under the Lease or to enforcement of the Lease. Tenant has not given Landlord any notice of termination of the Lease.

4.	The current Fixed Rent under the Lease is $__________ annually. Fixed Rent has been paid through ___________, 2011 and no rents have been paid more than 30 days in advance.

5.	Tenant has paid all Real Estate taxes and water and sewer charges assessed against the Premises through the period ending

6.	Tenant has paid all Operating Expenses assessed against the Premises through the period ending ____________.

7.
Tenant has no outstanding options or rights of refusal to purchase the Premises or any part of the real property of which the Premises are a part and Tenant has no options to lease additional space, no rights of refusal with respect to leasing additional space, and no renewal options.

8.
Tenant makes this certificate with the understanding that Landlord is contemplating a sale of the Premises and that if such sale is effectuated, the purchaser of the Premises will materially rely upon this certificate. This estoppel certificate shall be binding upon Tenant and its successors and assigns and shall inure to the benefit of and be enforceable by (i) Landlord and its successors, assigns and designees, (ii) American Realty Capital II, LLC and its successors, assigns and designees, (iii) Citigroup Global Markets Realty Corp. and its successors, assigns and designees, (iv) and any other purchaser of the Premises,

This certificate is dated as of ________________, 2011.

Tenant:

Regal Car Park, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION OF SPACE LEASE

THIS ASSIGNMENT dated this ____ day of ____, 2011 between MCP SO Strategic 56, L.P., as Assignor, (“Assignor“), having an address at c/o Bayrock Group, LLC, 160 Varick Street, 2nd Floor, New York, New York 10013 and ________________________, as Assignee, (“Assignee“), having an address at c/o ___________________________.

WHEREAS, Assignor, as Seller and Assignee as Purchaser, entered into a Purchase and Sale Agreement dated as of June , 2011, (the “Agreement“) for the sale and purchase of Garage Unit in the Condominium known as The Centurion Condominium (the “Unit“) in the building commonly known as and located at 633 West 56th Street, New York, NY (“Premises“) which is occupied, pursuant to a lease agreement (“Space Lease“), by certain tenants as set forth in Exhibit A annexed hereto; and

WHEREAS, as part of the Agreement, Assignor and Assignee have agreed that, except as specifically set forth herein, Assignor will assign all of its right, title and interest in and to and Assignee will assume all of the obligations in, to and under the Space Lease (and guarantees thereof, if any); and

WHEREAS, Assignor and Assignee have also agreed that Assignor will assign all of its right, title and interest in and to Letter of Credit in the amount of $167,500 being held by Seller, under the Space Lease;

NOW THEREFORE, in consideration of $10.00 and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Assignment. Assignor hereby assigns to Assignee all of Assignor‘s right, title and interest in and to the Space Lease. The assignment shall include an assignment of the Letter of Credit by endorcement on the face thereof where indicated. Notwithstanding the foregoing, the assignment of the Space Lease shall include an assignment of the parking passes held by Assignor pursuant to Section 26.01 of the Space Lease except that Assignor shall retain two parking pass, at no additional charge, for so long as assignor owns a condominium unit in the Condominium. The provisions of this Paragraph shall survive the Assignment.

2.           Assumption. Assignee hereby accepts the assignment of said Space Lease and, as of this date, hereby assumes and agrees to perform and comply with all of the terms, covenants and conditions on the landlord‘s part to be performed under the Space Lease, which first arise on and after the date hereof,

3.           Indemnification. (a) Assignee hereby defends, indemnifies and holds harmless Assignor from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys‘ fees and disbursements) incurred or sustained by or asserted against Assignor solely as a result of Assignee‘s failure to perform any obligations of the landlord under the Space Lease accruing on or after the date hereof so assigned to Assignee on this date,

(b) Assignor hereby defends, indemnifies and holds harmless Assignee from and against any and all loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys‘ fees and disbursements) incurred or sustained by or asserted against Assignee solely as a result of Assignor‘s failure to perform any obligations of the landlord under the Space Lease accruing before the date hereof.

4.           Non-Recourse.                Except to the extent provided herein and in the Agreement, this Assignment is entirely without recourse, representation or warranty to or by Assignor, except that Assignor represents that Assignor has the present right, power and authority to deliver this Assignment.

IN WITNESS WHEREOF, Assignee and Assignor have signed this Assignment as of the date first set forth above.

ASSIGNOR:

MCP SO Strategic 56, L.P.

By:
Name:
Title:

ASSIGNEE:
[ ]

By:
Name:
Title:

EXHIBIT C

ANNUAL FIXED RENT

Year numbers	Year Beginning	Year Ending	Annual Rent	Monthly Rent
1-2	7/17/2009	7/16/2011	335,000	27,916,67
3-4	7/17/2011	7/16/2013	345,050	28,754.17
5-6	7/17/2013	7/16/2015	355,402	29,616.79
7-8	7/17/2015	7/16/2017	366,064	30,505.30
9-10	7/17/2017	7/16/2019	377,044	31,420.37
11-12	7/17/2019	7/16/2021	388,356	32,362.98
13-14	7/17/2021	7/16/2023	400,006	33,333.87
15-16	7/17/2023	7/16/2025	412,007	34,333.89
17-18	7/17/2025	7/16/2027	424,367	35,363.90
19-20	7/17/2027	7/16/2029	437,098	36,424.82
21-22	7/17/2029	7/16/2031	450,211	37,517.56
23-24	7/17/2031	7/16/2033	463,717	38,643.09
25	7/17/2033	7/17/2034	477,629	39,802.38